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                                                                     EXHIBIT 5.1

                      [MORRISON & FOERSTER LLP LETTERHEAD]

                                October 21, 2003

Stratex Networks, Inc.
120 Rose Orchard Way
San Jose, California 95134

         Re: Registration Statement on Form S-3, pertaining to the resale of up to 730,238 shares of common stock

Ladies and Gentlemen:

         We are acting as counsel to Stratex Networks, Inc., a Delaware corporation (the "Company"), in connection with the offer and sale from time to time by Tellumat Pty Ltd., holder of up to 730,238 shares of the Company's outstanding common stock, par value $.001 per share (the "Shares").

         The Shares are the subject of a Registration Statement filed by the Company on Form S-3 under the Securities Act of 1933, as amended (the "Registration Statement"). In our capacity as your counsel in connection with such registration, we are familiar with the proceedings taken by the Company in connection with the authorization and issuance of the Shares. In addition, we have made such legal and factual examinations and inquiries, including an examination of originals or copies certified or otherwise identified to our satisfaction of such documents, corporate records and instruments, as we have deemed necessary or appropriate for purposes of this opinion.

         Based on the foregoing, it is our opinion that the Shares are legally and validly issued, fully paid and non-assessable.

         We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the reference to us under the heading "Legal Matters" in the Registration Statement, the Prospectus constituting a part thereof and any amendments thereto.

                                                    Very truly yours,

                                                    /s/ Morrison & Foerster LLP